Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127900) pertaining to the Restricted Stock Agreements of Warner Music Group Corp. and the Registration Statement (Form S-8 No. 333-127899) pertaining to the Stock Option Agreements, 2005 Omnibus Award Plan and the LTIP Stock Option Agreements of Warner Music Group Corp. of our reports dated November 15, 2005 and March 10, 2005, with respect to the consolidated and combined financial statements and schedule of Warner Music Group Corp. included in the Annual Report (Form 10-K) for the year ended September 30, 2005.

December 1, 2005

New York, New York

/s/  Ernst & Young LLP